                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                          National Steel Corporation
.............................................................................
               (Name of Registrant as Specified In Its Charter)

                          National Steel Corporation
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

                                                                            LOGO
- --------------------------------------------------------------------------------

RONALD H. DOERR                                              NATIONAL STEEL
President and Chief Executive Officer                        CORPORATION
                                                             4100 Edison Lakes
                                                             Parkway
                                                             Mishawaka, IN
                                                             46545
                                                             Telephone: (219)
                                                             273-7855
                                                             Facsimile: (219)
                                                             273-7868


March 16, 1994

To All National Steel Corporation Stockholders:

  It is a pleasure to invite you to our first Annual Meeting of Stockholders which will be held in South Bend, Indiana on Tuesday, April 26, 1994. We will meet in Salon A of the Marriott Hotel at 10 a.m. Your continued interest in our Company is appreciated, and I hope that as many of you as possible will attend the Annual Meeting.

  The annual election of Directors will take place at the Annual Meeting. In the Proxy Statement you will find personal information about each nominee as well as information about the functions of the Board and its committees. In addition, we are also asking you to ratify the appointment of Ernst & Young as National Steel's independent auditors for 1994.

  Please read the formal notice of the Annual Meeting and the Proxy Statement carefully. For those of you who cannot attend the Annual Meeting, I urge you to participate by completing, signing, and returning your proxy in the enclosed envelope. Your vote is important, and the management of National Steel appreciates your cooperation in directing proxies to vote at the Annual Meeting.

                                     Sincerely,

                                     LOGO
                                     Ronald H. Doerr
                                     President and
                                     Chief Executive Officer

                                                                            LOGO
- --------------------------------------------------------------------------------


                           NATIONAL STEEL CORPORATION
                           4100 EDISON LAKES PARKWAY
                            MISHAWAKA, INDIANA 46545

                 NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS

  The 1994 Annual Meeting of Stockholders of National Steel Corporation (the "Company") will be held at the Marriott Hotel, 123 North St. Joseph Street, South Bend, Indiana in Salon A on Tuesday, April 26, 1994 at 10:00 a.m. Central Daylight Time.

  The Annual Meeting will be held for the following purposes:

    1. To elect eight Directors of the Company;

    2. To ratify the appointment of the Company's independent auditors for the year 1994; and

    3. To transact any other business that may properly come before the meeting.

  Stockholders of record of the Company's Class A Common Stock and Class B Common Stock at the close of business on March 15, 1994 are entitled to receive notice of and to vote at the Annual Meeting.

  A Proxy Statement with respect to the Annual Meeting accompanies and forms a part of this notice.

                                     By order of the Board of Directors,
                                     LOGO
                                     Richard E. Newsted, Vice President, Chief
                                     Financial Officer and Secretary
March 16, 1994


 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

                                                                           LOGO

                                PROXY STATEMENT

                     GENERAL INFORMATION FOR STOCKHOLDERS

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of National Steel Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 26, 1994 and at any and all adjournments of such Annual Meeting. This Proxy Statement was initially mailed to stockholders on or about March 23, 1994 in order to provide every stockholder with an opportunity to vote on all matters that properly come before the Annual Meeting, whether or not the stockholder attends in person. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to furnish proxy materials to beneficial owners of the Class B Common Stock of whom they have knowledge and will reimburse them for their expenses for doing so. Additional solicitation may be made by letter, telephone or telecopier by officers and employees of the Company.

  At the Annual Meeting, stockholders will vote on the election of directors and the ratification of the appointment of Ernst & Young as the independent auditors for the Company. All duly executed proxies received by management prior to the Annual Meeting will be voted in accordance with the choices specified by stockholders on their proxies. If no choice is specified by a stockholder, the shares of such stockholder will be voted FOR the election of the eight nominees for directors listed in this Proxy Statement that are to be elected by the holders of the Company's Class A Common Stock and Class B Common Stock, voting together as a single class, and FOR the ratification of the appointment of Ernst & Young as the independent auditors of the Company. Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  It is the policy of the Company that proxies that identify the vote of specific stockholders are kept confidential until the final vote is tabulated, except in a contested proxy or consent solicitation or to meet applicable legal requirements.

  As of March 15, 1994, there were issued and outstanding 22,100,000 shares of Class A Common Stock and 14,261,100 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to two votes per share while holders of Class B Common Stock are entitled to one vote per share. The Class A Common Stock and Class B Common Stock are sometimes referred to collectively herein as the "Common Stock" of the Company. Those persons who were stockholders of record of either class of Common Stock at the close of business on March 15, 1994 will be entitled to vote at the Annual Meeting.

                             ELECTION OF DIRECTORS

  In accordance with the Company's Bylaws, the Board has set the number of directors at nine. Currently, one vacancy exists which is being reserved for a candidate to be nominated by the United Steelworkers of America (the "USWA"), in accordance with the terms of the Company's settlement agreement with the USWA reached on July 31, 1993, subject to the review and approval of the Nominating Committee and the Board of Directors. If elected, all of the eight nominees listed below will serve as Directors of the Company for terms expiring on the date of the 1995 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier resignation, retirement, or removal. The Board of Directors meets regularly and met 7 times in 1993. All Directors attended all meetings of the Board held during their term of office, with the exception of one Director who missed one meeting. A brief statement of the background of each nominee is given on the following pages. If any nominee shall be unable to serve, proxies may be voted for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

 EDWIN V. CLARKE, JR.

  Mr. Clarke, age 68, has been a Director of the Company since November 3, 1993. He currently serves as a Director of Provident Insurance Company, J.A. Jones Construction Company, Trion, Inc., Warren Wilson College and Pittsburgh Theological Seminary. He was an employee of Westinghouse Electric Corporation from 1948 until his retirement in 1985, and held the position of Senior Vice President, Corporate Resources from 1983 until his retirement.

 RONALD H. DOERR

  Mr. Doerr, age 53, has been a Director of the Company since June 1990. He was elected President and Chief Executive Officer effective October 14, 1993. He has been an employee of the Company since 1966 and an executive officer since 1984. Prior to his election as President and Chief Executive Officer, Mr. Doerr had been President and Chief Operating Officer since 1990, and Executive Vice President and Chief Financial Officer from 1987 to 1990. He currently serves as a Director of 1st Source Bank.

 MASAYUKI HANMYO

  Mr. Hanmyo, age 53, has been a Director of the Company since November 3, 1993. He has been employed by NKK Corporation ("NKK") in various positions since 1963 and has been a Director of NKK since 1992. Mr. Hanmyo was General Manager, Production Administration Department of Keihin Works from 1988 to 1991, and has been General Manager, Technology Planning and Coordination Department since 1991.

 KEISUKE MURAKAMI

  Mr. Murakami, age 55, has been a Director of the Company since October 14, 1993 and Vice President, Administration effective October 14, 1993. He has been an employee and an executive officer of the Company since 1991 serving as Vice President, Administration and Technical & Management Coordination until his most recent appointment. Prior thereto he served with NKK as General Manager, Building and Construction Products Center.

 OSAMU SAWARAGI

  Mr. Sawaragi, age 65, has been a Director of the Company since June 1990. He was elected Chairman effective January 1, 1994. He is concurrently serving with NKK as Executive Vice President and as a Director. Prior thereto he was employed by NKK as a Director beginning in 1984, Managing Director in 1986, and Senior Managing Director in 1989.

 KENICHIRO SEKINO

  Mr. Sekino, age 57, has been a Director of the Company since January 1, 1994. He is currently serving with NKK where he has been employed since 1962. Since 1991, he has served as Senior General Manager, International Business Center. From 1989 to 1991, Mr. Sekino was President of NKK UK.

 ROBERT J. SLATER

  Mr. Slater, age 56, has been a Director of the Company since April 1991. He has been President and Director of Jackson Consulting, Inc., and/or its predecessor companies since 1985. He is also a Director of Southdown, Inc.

 YOSHITO TOKUMITSU

  Mr. Tokumitsu, age 57, has been a Director of the Company since June 1990. He was elected Senior Vice President and Assistant to the Chief Executive Officer effective October 14, 1993. He has been an employee and an executive officer of the Company since 1987. Prior to his current position, he served as Vice President and Assistant to the Chairman from 1992 to 1993. Prior thereto he served in various management positions with NKK.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or any of its subsidiaries receive an annual fee of $24,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors and at each meeting of a committee of the Board of Directors not held on the same day as a Board meeting. Directors who are currently employees of NKK have waived receipt of the aforementioned fees. All Directors are reimbursed for expenses incurred in attending Board and committee meetings. In addition, each non-employee Director received, upon his initial election to the Board of Directors, a stock option grant of 2,500 shares of Class B Common Stock at the then market price pursuant to the terms of the 1993 National Steel Corporation Nonemployee Directors Stock Option Plan. An additional stock option grant of 500 shares of Class B Common Stock will be granted to each non-employee Director at each anniversary of Board service. Each option grant will fully vest on the third anniversary of the date of grant or upon disability, death or retirement, whichever is earliest.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  Among the standing committees of the Board of Directors, the Company has an Audit Committee, a Compensation Committee, and a Nominating Committee.

  The Audit Committee has responsibility for recommending to the Board of Directors a firm of independent certified public accountants to serve as auditors to be appointed by the Board and submitted to the stockholders for ratification at the Annual Meeting. In addition, the Audit Committee approves the scope and fees of the annual audit and reviews the results and recommendations of the independent auditors upon completion of the annual audit. The Audit Committee also assists the Board in fulfilling its fiduciary responsibilities relating to accounting and reporting policies, practices and procedures. The Audit Committee also has the authority to meet and confer with such officers and employees of the Company as deemed appropriate in connection with carrying out its responsibilities. The Audit Committee is presently comprised of Mr. Slater, Chairman, and Mr. Clarke. The Audit Committee held one meeting in 1993.

  The duties of the Compensation Committee are to review and approve a compensation philosophy and guidelines for the Company's executive officers and Directors. In addition, the Compensation Committee reviews and recommends for approval by the Board of Directors salary arrangements for, and any employment agreement with, the Company's Chief Executive Officer. The Compensation Committee is presently comprised of Mr. Sawaragi, Chairman, and Messrs. Clarke and Slater. The Compensation Committee held one meeting during 1993.

  The Nominating Committee has the authority to develop candidate specifications for Board memberships and to make recommendations as to candidates for election to the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors recommended by stockholders of the Company. The Nominating Committee is presently comprised of Mr. Doerr, Chairman, and Messrs. Sawaragi and Slater. The Nominating Committee did not meet during 1993.

                            EXECUTIVE COMPENSATION

  The following table sets forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, the Chief Executive Officer ("CEO") of the Company and each of the four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year, other than the CEO (collectively referred to herein as the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                LONG-TERM
                    ANNUAL COMPENSATION    COMPENSATION AWARDS
                   ---------------------- ---------------------
    NAME AND                                    NUMBER OF
    PRINCIPAL                             SECURITIES UNDERLYING    ALL OTHER
    POSITION       YEAR  SALARY  BONUS(5)        OPTIONS        COMPENSATION(6)
    ---------      ---- -------- -------- --------------------- ---------------
Kokichi Hagiwara   1993 $520,008 $ 46,801        175,000           $547,412
Chief Executive    1992  450,008  171,603            --                 --
Officer(1)         1991  400,008   19,000            --                 --
Ronald H. Doerr    1993  351,000   25,448        140,000             40,219
President and
 Chief             1992  303,750  107,055            --               7,594
Executive Offi-
 cer(2)            1991  270,000   12,825            --               8,438
James N. Howell    1993  225,000   14,658         50,000              6,624
Senior Vice Pres-
 ident,            1992  177,600   51,948            --               4,440
Manufacturing and
 Chief             1991  173,600    9,124            --               5,376
Operating Offi-
 cer(3)
Yoshito Tokumitsu  1993  210,000   14,448         50,000                --
Senior Vice Pres-
 ident             1992  165,600   44,298            --                 --
and Assistant to
 the               1991  165,600    7,866            --                 --
Chief Executive
 Officer
Robert E.
 Westergren        1993  210,000   14,448         30,000              6,285
Vice President
 and               1992  165,600   52,578            --               4,140
General Manager,   1991  165,600    7,866            --               5,175
Midwest Division
Keisuke Murakami   1993  210,000   14,070         30,000                --
Vice President,    1992  111,600   35,520            --                 --
Administration(4)  1991   16,800      --             --                 --

- --------
(1) Mr. Hagiwara resigned as CEO effective October 14, 1993.
(2) Mr. Doerr was appointed to the position of CEO effective October 14, 1993.
(3) Mr. Howell resigned from the Company effective February 3, 1994.
(4) Mr. Murakami became employed by the Company in November 1991.
(5) Amounts earned under the Management Incentive Compensation Plan ("MICP") and payments made under the Productivity Gainsharing Plan and the Profit Sharing Plan are reported under Bonus.
(6) All Other Compensation includes Company matching contributions to the National Steel Retirement Savings Plan 401(k) for Mr. Doerr: 1993--$4,497, 1992--$4,364, 1991--$5,925; Mr. Howell: 1993--$4,497, 1992--$4,364, 1991--
    $5,273; and Mr. Westergren: 1993--$4,497, 1992--$4,140, 1991--$5,175 and
    the Company match portion of the Executive Deferred Compensation Plan for Mr. Doerr: 1993--$6,472, 1992--$3,230, 1991--$2,513; Mr. Howell: 1993--
    $2,127, 1992--$76, 1991--$103; and Mr. Westergren: 1993--$1,788, 1992--$0,
    1991--$0. In addition, Mr. Hagiwara received the following compensation upon his retirement in 1993: Lump Sum Bonus--$260,004, Executive Deferred Compensation Payment--$254,912, and a Vacation Payment of $32,500; and in 1993, Mr. Doerr received $29,250 for relocation in addition to the normal relocation package.

LONG-TERM INCENTIVE PLAN

  The following table contains information relating to stock option grants made under the Company's Long-Term Incentive Plan in 1993. None of the options are currently exercisable except for those granted to Mr. Hagiwara, which became exercisable upon his retirement on December 31, 1993. Based on the closing price for the Class B Common Stock on December 31, 1993, none of the stock option grants to the Named Executive Officers were at prices below that of the current market price of the Class B Common Stock.

                             OPTION GRANTS IN 1993

                           NUMBER OF   PERCENT OF
                           SECURITIES TOTAL OPTIONS                      GRANT
                           UNDERLYING  GRANTED TO   EXERCISE              DATE
                            OPTIONS   EMPLOYEES IN  OR BASE  EXPIRATION PRESENT
                           GRANTED(1)  FISCAL YEAR  PRICE(2)    DATE    VALUE(3)
                           ---------- ------------- -------- ---------- --------
Kokichi Hagiwara(4).......   43,750        7.5%      $14.00   12/31/95  $164,762
Ronald H. Doerr...........  100,000       17.1%       14.00   03/23/03   767,438
                             40,000        6.8%       14.00   10/14/03   274,669
James N. Howell(5)........   30,000        5.1%       14.00   03/23/03   230,231
                             20,000        3.4%       14.00   10/14/03   137,344
Yoshito Tokumitsu.........   30,000        5.1%       14.00   03/23/03   230,231
                             20,000        3.4%       14.00   10/14/03   137,344
Robert E. Westergren......   30,000        5.1%       14.00   03/23/03   230,231
Keisuke Murakami..........   30,000        5.1%       14.00   03/23/03   230,231

- --------
(1) All option grants shown are nonstatutory stock options to purchase shares of Class B Common Stock. They may be exercised after three years but no more than ten years from the date of grant and only while the optionee is in the employ of the Company. However, in the event that termination of employment is by reason of retirement, permanent disability or death, the option may be exercised in whole or in part within 24 months of the date of any such occurrences. In the event of a change in control, as defined in the Long-Term Incentive Plan, all options become immediately exercisable unless provided otherwise at the time of grant of such options.
(2) The exercise price of $14.00 for option grants to the Named Executive Officers made on March 23, 1993 is equal to the offering price of the Class B Common Stock in the Company's initial public offering. The exercise price of $14.00 for option grants to the Named Executive Officers on October 14, 1993 represents a premium of $2.00 over the fair market value of Class B Common Stock on the grant date.
  During 1993, the Company awarded 280,000 option grants to other participants in its long term incentive program as follows: 220,000 on March 23, 1993 at an exercise price of $14.00; 10,000 on October 1, 1993 at an exercise price of $14.00; 20,000 on October 14, 1993 at an exercise price of $14.00; 5,000 on November 3, 1993 at an exercise price of $12.375; and 25,000 on November 19, 1993 at an exercise price of $14.00.
(3) The grant date present value was determined using the Black-Scholes valuation methodology. The Black-Scholes ratio utilized in the valuation is an industry average based on the three companies that comprise the self-constructed peer group used in the peer group performance graph.

                                                         MARCH 1993 OCTOBER 1993
ASSUMPTIONS                                                GRANT       GRANT
- -----------                                              ---------- ------------
Expected Volatility.....................................  0.350       0.350
Expected Dividend Yield.................................  0.00%       0.00%
Expected Risk-free Rate of Return.......................  6.5%        5.7%
Expected Timing of Exercise.............................  10 years    10 years
Adjustment for risk of forfeiture (3%/year).............  6.5%        6.5%
Black-Scholes Ratio.....................................  0.599       0.536

(4) Mr. Hagiwara retired December 31, 1993; the grant represents 9/36 of the original grant of 175,000 options. The Grant Date Present Value incorporates this retirement event. Mr. Hagiwara's remaining options have an expiration date of December 31, 1995.
(5) The options for Mr. Howell expired upon his resignation from the Company on February 3, 1994.

PENSION PLANS

  The following table shows the annual benefits payable under the Company's qualified defined benefit retirement plan along with the non-qualified retirement plans, which provide for the payment of retirement benefits in excess of certain maximum limitations imposed by the Internal Revenue Code, to eligible employees in various earnings groups and with various periods of service.

                              PENSION PLAN TABLE

AVERAGE ANNUAL
   ELIGIBLE
 COMPENSATION                               YEARS OF SERVICE
   PRECEDING              -----------------------------------------------------
  RETIREMENT                 10       15       20       25       30       35
- --------------            -------- -------- -------- -------- -------- --------
  $100,000............... $ 13,500 $ 20,500 $ 27,000 $ 34,000 $ 41,000 $ 47,500
   150,000...............   21,000   31,500   41,500   52,000   62,500   73,000
   200,000...............   28,500   42,500   56,500   71,000   85,000   99,500
   250,000...............   36,000   54,000   71,500   89,500  107,500  125,500
   300,000...............   43,500   65,000   86,500  108,500  130,000  152,000
   350,000...............   51,000   76,500  101,500  127,000  152,500  178,000
   400,000...............   58,500   87,500  116,500  146,000  175,000  204,500
   450,000...............   66,000   99,000  131,500  164,500  197,500  230,500
   500,000...............   73,500  110,000  146,500  183,500  220,000  257,000
   600,000...............   88,500  132,500  176,500  221,000  265,000  309,500
   700,000...............  103,500  155,000  206,500  258,500  310,000  362,000
   800,000...............  118,500  177,500  236,500  296,000  355,000  414,500

  Eligible compensation covered by the Company's retirement plans include the eligible employee's base salary, before reduction for any salary deferral agreements, and MICP awards paid for the five highest consecutive years during the last ten years of employment. Benefits paid under the Company's plans are not subject to reduction for social security payments received by the Company's executive officers.

  MICP awards are shown in the bonus column of the Summary Compensation Table in the year in which they were earned. No MICP awards were earned in 1993. Eligible compensation under the retirement plans includes the bonus in the year in which the payment was made, and as such, MICP awards earned in 1992 and paid in 1993 are included in 1993 as eligible compensation under the retirement plans.

  The years of service and amount of eligible compensation under the retirement plans for the Named Executive Officers are as follows:

                                                         CONTINUOUS   ELIGIBLE
      NAME OF PERSON                                      SERVICE   COMPENSATION
      --------------                                     ---------- ------------
      Kokichi Hagiwara..................................      7       $485,667
      Ronald H. Doerr...................................     27        318,991
      James N. Howell...................................     19        207,281
      Yoshito Tokumitsu.................................      6        178,936
      Robert E. Westergren..............................     32        207,891
      Keisuke Murakami..................................      2        169,071

  Benefits shown are computed at the plan's normal retirement age of 65 based on a straight life annuity.

EMPLOYMENT AGREEMENTS

  Mr. Doerr has an employment agreement with the Company which expires October 1, 1996 and is renewable thereafter on a year-to-year basis. In the event that this agreement is terminated, Mr. Doerr would receive an unreduced pension, a severance payment equal to 24 months salary, full exercisability of stock options granted and other benefits.

  Mr. Westergren has an agreement with the Company which provides for an unreduced pension at age 62, a severance payment equal to 12 months salary and other benefits, upon Mr. Westergren's retirement.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table sets forth the number of shares of the Company's Class B Common Stock and the number of shares of common stock of NKK beneficially owned by each of the Company's Directors and Named Executive Officers and by the Company's Directors and executive officers as a group on March 15, 1994. None of the Company's Directors and Named Executive Officers beneficially owned any shares of the Company's Class A Common Stock. Except as otherwise indicated, each Director and Named Executive Officer had sole voting and investment power with respect to any shares beneficially owned.

                                        NKK CORPORATION
                                          COMMON STOCK      CLASS B COMMON STOCK
                                      --------------------- --------------------
                                       NUMBER OF             NUMBER OF
                                         SHARES     PERCENT    SHARES    PERCENT
                                      BENEFICIALLY    OF    BENEFICIALLY   OF
                                         OWNED       CLASS     OWNED      CLASS
                                      ------------  ------- ------------ -------
   Kokichi Hagiwara..................    35,424        *       43,750(1)    *
   Osamu Sawaragi....................    80,571(2)     *          --        --
   Yoshito Tokumitsu.................     3,800        *          --        --
   Ronald H. Doerr...................       --         --         --        --
   Keisuke Murakami..................    15,000        *          --        --
   Kenichiro Sekino..................    15,582(2)     *          --        --
   Masayuki Hanmyo...................    13,972(2)     *          --        --
   Edwin V. Clarke, Jr...............       --         --         --        --
   Robert J. Slater..................       --         --         --        --
   James N. Howell...................       --         --         --        --
   Robert E. Westergren..............       --         --         --        --
   Directors and executive officers
    as a group (20 persons)..........   164,349        *       43,750       *

- --------
*  Less than 1% of the outstanding shares on March 15, 1994.
(1) Represents shares with respect to which Mr. Hagiwara had the right to acquire beneficial ownership within 60 days through the exercise of options received under the Company's Long Term Incentive Plan.
(2) Messrs. Sawaragi, Sekino and Hanmyo had shared voting power with respect to 6,531, 5,182 and 5,892 shares, respectively, and sole investment power with respect to all shares of NKK common stock beneficially owned.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors and persons who owned greater than 10% of a class of the Company's equity securities to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. During 1993, the initial statement of beneficial ownership was filed late for Messrs. Clark, Goebel, Hanmyo, Leonard, and Sekino. As a result of Mr. Howell's resignation on February 3, 1994, the Company has no knowledge as to whether Mr. Howell has filed all reports required pursuant to Section 16(a) for 1993.

             ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

  The following table sets forth the only holders known to the Company to beneficially own more than 5% of Class A Common Stock or Class B Common Stock as of March 15, 1994, unless otherwise indicated.

      NAME AND                                   CLASS               PERCENT OF
     ADDRESS OF                NUMBER OF SHARES   OF    PERCENT OF     TOTAL
     BENEFICIAL                  BENEFICIALLY   COMMON     CLASS    COMMON STOCK
        OWNER                       OWNED        STOCK  OUTSTANDING OUTSTANDING
     ----------                ---------------- ------- ----------- ------------
   NKK U.S.A. Corporation....     22,100,000(1) Class A    100.0%       60.8%
    32 Loockerman Square
    Dover, Delaware 19901
   Donald Smith & Co., Inc...      2,422,500(2) Class B     17.0%        6.7%
    15 Essex Road
    Paramus, New Jersey 07652
   Lazard Freres & Co........        821,500(3) Class B      5.8%        2.3%
    One Rockefeller Plaza
    New York, New York 10020

(1) As reported in a Schedule 13D, dated March 30, 1993, filed with the Securities and Exchange Commission, NKK had sole voting and investment power with respect to 22,100,000 shares of Class B Common Stock listed as beneficially owned as a result of its ownership of Class A Common Stock convertible into an equal number of shares of Class B Common Stock.

(2) As reported in a Schedule 13G, dated February 1, 1994, filed with the Securities and Exchange Commission, Donald Smith & Co. had sole voting power with respect to 1,595,000 shares and sole investment power with respect to 2,422,500 shares.

(3) As reported in a Schedule 13G, dated February 14, 1994, filed with the Securities and Exchange Commission, Lazard Freres & Co. had sole voting power with respect to 788,800 shares and sole investment power with respect to 821,500 shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has entered into a Subordinated Loan Agreement with a United States subsidiary of NKK which expires in April 1995. This arrangement, which has interest rates equal to or below that of the Company's revolving credit facility, permits the Company to borrow up to $150 million on an unsecured short-term basis. At December 31, 1993, there were no subordinated loans outstanding. In addition, the Company had borrowings outstanding with an NKK affiliate, related to the rebuild of the No. 5 coke oven battery at the Great Lakes Division, totaling $343.3 million as of December 31, 1993. The Company paid $6.7 million in principal and recorded $25.1 million in interest expense related to this loan. Accrued interest on the loan as of December 31, 1993 was $10.5 million. Additionally, deferred financing costs related to the loan were $4.5 million as of December 31, 1993. The Company believes that the terms of the Subordinated Loan Agreement and the financing arrangement with respect to the rebuilding of the No. 5 coke oven battery at the Great Lakes Division are more favorable than would otherwise be available from third party lenders.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Company's Board of Directors (the "Committee") reviews and approves the philosophy and guidelines for compensation programs for the Company's executive officers. The Committee is composed exclusively of independent Directors who are not eligible to participate in any of management's compensation programs. The Committee presents the following report on compensation for the Company's executive officers for 1993. Actual awards during 1993 for the named executives are shown in the Summary Compensation Table and the table of Option Grants in 1993.

OVERVIEW AND PHILOSOPHY

  In 1993, the Committee adopted a written statement of executive compensation purposes, guiding principles and objectives which guide its evaluation and determination of executive compensation programs. This statement was developed by the Committee and an independent compensation consultant familiar with compensation policies within the industry and at other major corporations. The statement provides that the purposes of executive compensation are to:

  . attract, motivate and retain outstanding team members;

  . align their success with the Company's stockholders; thereby

  . motivating them to enhance stockholder value by attaining the Company's short- and long-term performance objectives.

The Company and the Committee are studying the impact of Section 162(m) of the Internal Revenue Code in light of the purposes and guiding principles for the Company's executive compensation programs. Had the regulation been in place for 1993, the Company would not have been materially affected by the million dollar deduction limit.

COMPONENTS OF EXECUTIVE OFFICER COMPENSATION

  Individual executive officer compensation includes base salary, annual incentive bonus and long-term incentive compensation components.

BASE SALARY

  Salary levels are assigned to positions within competitive standards based on job responsibilities and a review of salary practices for comparable positions at other major organizations as disclosed in pay surveys conducted by independent consulting firms. These major organizations include the five largest public integrated steel companies that the Company competes with for business or executive talent, as well as companies in general industry of comparable size and scope of operations. All of the companies used in the Company's constructed peer group and many of the companies included in the S&P 500 comparison group participate in surveys used by the Company and the Committee. The peer group companies included in the performance graph on page 11 are direct business competitors of the Company and were selected based on similarities in product offerings, similarities in customers and whether there was sufficient trading history of a company's stock to be included in the graph.

  An increase in base salary for an executive officer is based on individual performance, business performance and market compensation trends. The Committee does not rely on any specific formula nor does it assign specific weights to the factors used in determining base salaries. Strong individual performance and strong business performance generally result in above-average increases. Below-market increases or no increases generally occur in years when business performance and individual performance are below expectations.

  For all executive officers, excluding the CEO, the Committee reviews base salary adjustments developed by the Company's Vice President, Human Resources and the Company's independent compensation consultant. In general, the Company's executive officers receive base salaries at a median level of competitiveness. For the CEO, the Committee reviews and approves, and if necessary, modifies base salary adjustments recommended by the Vice President, Human Resources and the consultant. Adjustments in CEO base pay are then brought to the Company's full Board for approval.

  As President and Chief Operating Officer, Mr. Doerr's salary in 1993 was $351,000. On January 1, 1994, Mr. Doerr's salary was increased to $450,000 to reflect Mr. Doerr's promotion to President and CEO on October 14, 1993. Mr. Doerr's base salary is below the median level of pay targeted by the Committee and below that of his predecessor, Mr. Hagiwara. Mr. Hagiwara was CEO until October 14, 1993 and received a base salary of $520,008 for the year 1993.

ANNUAL INCENTIVES

  On February 3, 1993, the Board of Directors approved the 1993 MICP and incentive targets for each executive officer by taking into consideration the responsibilities of each job, the needs of the Company and the pay practices regarding incentives for comparable positions at other major corporations.

  The 1993 MICP provided for an incentive pool to be created for potential payouts if the Company achieved its net income target. This pool would then be modified downward if other important business objectives were not met. Actual payouts under the plan cannot exceed the pool created and are subject to Board adjustment. Because the Company failed to meet its net income target, no payouts were awarded under the 1993 MICP.

  Executives of the Company also participate in the Company's broad-based incentive plans known as the National Steel Profit Sharing Plan and the National Steel Productivity Gain Sharing Plan. Payouts from the profit sharing plan reduce payouts by an equal amount from the MICP. Therefore, participation in this plan by executives does not create additional pay opportunities for executives receiving an MICP award. Because the Company failed to meet its goals for the profit sharing plan, no payouts were awarded. Mr. Doerr's payout under the gain sharing plan was equal to $25,448, or 7.25% of his salary. Mr. Hagiwara's award was equal to $46,801, or 9.00% of his salary.

LONG-TERM INCENTIVES

  The Company's long-term incentive compensation awards for executive officers are designed to link executive compensation to the Company's Class B Common Stock share price. These awards also provide a retention incentive for participants. To date, the Company has only granted stock options to executive officers and other key employees.

  During 1993, the Committee and the Board of Directors granted long-term incentive awards in the form of nonqualified stock option awards under the Company's Long-Term Incentive Plan. At that time, the Committee established award guidelines for each executive for the stock option award by taking into consideration responsibilities of each job and the practices of other major organizations. These guidelines reflect median levels of competitiveness and were established by an independent consultant who annually conducts a survey of long-term incentive practices among major organizations. The Company's 1993 grants were consistent with the guidelines both for the executive officers as a group and for the CEO in particular.

  Ten-year nonqualified stock options which become fully exercisable three years after the date of grant were awarded. These awards reward executives only to the extent that the Company's Class B Common Stock share price increases over the initial public offering share price of $14.00 per share. On March 23, 1993, Mr. Doerr was granted an award to purchase 100,000 shares at $14.00 per share. On the same date, Mr. Hagiwara was granted an award to purchase 175,000 shares at $14.00 per share. Upon Mr. Hagiwara's retirement effective December 31, 1993, his grant was reduced from 175,000 shares to 43,750 shares, in accordance with the plan. On October 14, 1993, the day Mr. Doerr was promoted to CEO, he was granted an award to purchase an additional 40,000 shares at $14.00 per share, 16.7% above the then fair market value of $12.00 per share.

BENEFITS

  The Company's executive officers also participate in pension, perquisite, deferred compensation and other executive benefit programs. These programs are designed to be within competitive standards as defined by the practices of other major corporations.

  The Compensation Committee believes the executive compensation policies and programs serve the interests of the stockholders and the Company.

Compensation Committee

March 16, 1994

                                          Osamu Sawaragi, Chairman
                                          Edwin V. Clarke, Jr.
                                          Robert J. Slater

                          COMPARISON OF TOTAL RETURN

  The chart below compares the Company's total stockholder return on its Class B Common Stock for the period ended December 31, 1993 with the cumulative return of the S&P Composite 500 stock index and a peer group selected by management. These comparisons assume an investment of $100 on March 23, 1993 in Class B Common Stock of the Company, the S&P Composite 500 stock index and the peer group.

                                     LOGO


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG NATIONAL STEEL, S&P 500 INDEX AND PEER GROUP


Measurement Period           NATIONAL       S&P
(Fiscal Year Covered)        STEEL          500 INDEX    PEER GROUP
- -------------------          ----------     ---------    ----------
Measurement Pt-
  /  /                       $100           $100         $100
FYE  3/23/93                 $100           $100         $100
FYE  6/30/93                 $146           $101         $105
FYE  9/30/93                 $ 86           $104         $ 85
FYE 12/30/93                 $ 86           $106         $115
FYE   /  /                   $              $            $

     Peer Group: The U.S. Steel Group of USX Corporation, Bethlehem Steel
                Corporation, and Inland Steel Industries, Inc.

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  Ernst & Young has served as the Company's independent auditors since the 1930's. In accordance with the established policy of Ernst & Young, partners who work on the Company's account are periodically rotated, thus giving the Company the benefit of new thinking and approaches in the audit area.

  Proxies not limited to the contrary will be voted for the ratification of the appointment of Ernst & Young to audit the accounts of the Company and its subsidiaries for the year 1994. Any proxy indicating a contrary choice will be voted in accordance with that choice.

  Representatives of Ernst & Young will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

  The Board of Directors unanimously recommends a vote FOR the appointment of Ernst & Young as auditors.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders must be received in writing by the Secretary of the Company no later than November 20, 1994 in order to be considered for inclusion in the Company's proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 1995.

                                 OTHER MATTERS

  The cost of preparing, printing and mailing this Proxy Statement, the accompanying notice and the enclosed proxy, and all other costs in connection with the solicitation of proxies, will be paid by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of $2,500 plus reasonable out of pocket disbursements.

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters do come before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

                                          By order of the Board of Directors,
                                          LOGO
                                          Richard E. Newsted, Vice President,
                                           Chief Financial Officer and
                                           Secretary

March 16, 1994
Mishawaka, Indiana

1. ELECTION OF DIRECTORS

    FOR         WITHHELD      NOMINEES:  Edwin V. Clarke, Jr., Ronald H. Doerr,
all nominees    AUTHORITY     Masayuki Hanmyo, Keisuke Murakami, Osamu Sawaragi,
listed to the  to vote for    Kenichiro Sekino, Robert J. Slater, Yoshito
right (except  all nominees   Tokumitsu
  as marked   listed to the
  to the         right.       (INSTRUCTION: To withhold authority to vote for
 contrary).                   any individual nominee, write that nominee's name
                              in the space provided below.)
   ( )            ( )
                              _________________________________________________
2. Ratification of the        3. In their discretion, the Proxies are
appointment of Ernst & Young authorized to vote upon such other business as as the Company's independent may properly come before the meeting.
auditors for 1994.

   FOR   AGAINST   ABSTAIN

   ( )     ( )       ( )
                              Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              Dated: __________________________________, 1994

                              _______________________________________________
                                                (Signature)

                              _______________________________________________
                                        (Signature if held jointly)


  PLEASE MARK INSIDE BLUE     PLEASE, SIGN, DATE, AND RETURN THE PROXY CARD
     BOXES SO THAT DATA       PROMPTLY USING THE ENCLOSED ENVELOPE
 PROCESSING EQUIPMENT WILL
      RECORD YOUR VOTE
- -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                               ADMISSION TICKET

                                Annual Meeting
                                      of
                    National Steel Corporation Stockholders

                            Tuesday, April 26, 1994
                                  10:00 a.m.
                                    Salon A
                                Marriott Hotel
                          123 North St. Joseph Street
                              South Bend, Indiana

                                    Agenda

. Election of Directors
. Ratification of the appointment of independent auditors
. Report on results for the first quarter
. Discussion on matters of current interest
. Question and Answer Session

PROXY

                          NATIONAL STEEL CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Ronald H. Doerr and Richard E. Newsted the proxies, each with power to act alone and with power of substitution, and hereby authorizes them to represent and vote, all the shares of Class B Common Stock of National Steel Corporation which the undersigned is entitled to vote at the Annual Meeting to be held April 26, 1994 or any adjournment thereof as designated herein and, in their discretion, upon such other matters as may properly come before the meeting.

      (Continued, and to be marked, dated and signed, on the other side)


________________________________________________________________________________
                             FOLD AND DETACH HERE